EXHIBIT 3.3

                           TRIMBLE NAVIGATION LIMITED


                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                           TRIMBLE NAVIGATION LIMITED

         Charles R. Trimble and James C. Hunt hereby certify that:

     1. They are President and Chief Financial Officer, respectively, of Trimble Navigation Limited, a California corporation.

         2. Article III of the Articles of Incorporation of this corporation is amended and restated to read in its entirety as follows:

                                      "III

This corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred this corporation shall have the authority to issue is 3,000,000 without par value, and the total number of shares of Common this corporation shall have the authority to issue is 40,000,000 without par value. The Preferred shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences and privileges of any wholly unissued class or series of Preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them."

         3. This Certificate of Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         4. This foregoing Certificate of Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the California General Corporation Law. The total number of outstanding shares of stock of the corporation is 11,653,805 shares of Common Stock. The number of shares voting in favor of the Certificate of Amendment of Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the total outstanding shares voting together.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment of Articles of Incorporation are true of our own knowledge.

         Executed at Sunnyvale, California this 17th day of July, 1990.


                      /s/ Charles R. Trimble
                          Charles R. Trimble, President


                     /s/ James C. Hunt
                         James C. Hunt, Chief Financial Officer


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